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THIS DOCUMENT IS A COPY OF THE EXHIBIT 10.69 FOR THE 10Q FILED ON MAY 15,
1996, PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION.


IMPERIAL BANK

Special Markets Group o 2460 Sand Hill Road o Suite 102 o Menlo Park, CA 94025 o
(415) 233-3000

May 13,1996

Mr.  Michael Thomas
Vice President and Chief Financial Officer
BIOSYS
10150 Old Columbia Road
Columbia, Md. 21046-1704

Re:      Imperial Bank Loan No. 00700005672-3

Dear Mike:

With reference to the Credit Terms and Conditions dated July 26, 1995, with attached Commitment Letter dated July 18, 1995, (collectively refereed to as the "Loan Agreement") between Imperial Bank ("Bank") and biosys, Inc. ("Borrower"), and as amended by letters dated November 14, 1995, December 20, 1995, February 9, 1996, in connection with above referenced loan ("Loan"), Bank, waives all covenant violations contained in the loan agreement through March 31, 1996 and to hereby modifies certain existing covenant requirements as follows:

Borrower to maintain on monthly basis unless otherwise noted, to be measured at April 30, 1996, and May 31, 1996; a Minimum Tangible Net Worth of $4,000,000; a Maximum Total Liabilities to Tangible Net Worth Ratio of 5.0:1.0; a Minimum Quick Ratio of 0.5:1.0; and a Maximum Allowed Five-Month Cumulative Operating Loss (measured from January 1, 1996 to May 31, 1996) of $4,000,000.

Except as modified hereby, the Loan Agreement shall remain unaltered and in full force and effect. This letter shall not constitute an agreement to future modification of any covenant or a waiver of any future default or breach of covenant.

Please sign below to show your agreement with the foregoing and return an original to me.

Sincerely,

Steven D. Kattner
Vice President
Special Markets Group

Accepted and Agreed:
biosys, lnc.
By:      Michael R. N. Thomas
Title    Vice President and Chief Financial Officer
Date     May 13, 1996